March 28, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MetLife Core Plus Fund, one of the funds constituting The Advisors’ Inner Circle Fund III (Investment Company Act file number 811-22920) (the “Fund”) and, under the date of December 20, 2024, we reported on the statement of assets and liabilities, including the schedule of investments, as of October 31, 2024, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, the financial highlights for each of the five years in the period then ended, and the related notes (collectively, the financial statements). On March 26, 2025, based upon the approval of the Audit Committee of the Board of Trustees of The Advisors’ Inner Circle Fund III (the “Trust”), we resigned our appointment as independent public accountant.

We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 13(a)(4) of Form N-CSR dated on or about December 30, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund’s statements that the Audit Committee of the Board of Trustees of the Trust (1) approved and recommended the decision to change independent accountants; and (2) approved and recommended the decision to appoint Cohen & Company, Ltd. as the Fund’s independent accountant.

Very truly yours,

/s/ Deloitte & Touche LLP

Ernst & Young LLP One Commerce Square Suite 700 2005 Market Street Philadelphia, PA 19103	Tel: +1 215 448 5000 Fax: +1 215 448 5500 ey.com

January 5, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 8 to Form N-CSR dated October 31, 2025 of The Advisors’ Inner Circle Fund III and are in agreement with the statements contained in paragraphs 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

A member firm of Ernst & Young Global Limited